Exhibit 10.19

[PANAMSAT CORPORATION]

                                                                                                           August 20, 2004

Michael J. Inglese

252 Rocky Rapids Road

Stanford, CT  06903

Dear Mr. Inglese:

Reference is made to that certain PanAmSat Corporation Executive Change in Control Severance Agreement (the “Agreement”), entered into as of October 15, 2002, between yourself and PanAmSat Corporation (the “Company”).

This is to confirm our understanding that the Company will continue to provide severance payments available to you pursuant to the Agreement until its expiration.  Following the expiration of the Agreement, if you are terminated by the Company without Cause (as defined below) or you terminate your employment with the Company for Good Reason (as defined below), then you shall be entitled to receive the severance payments and benefits set forth in the Agreement, except that all references to a two times multiplier shall be changed to a one times multiplier.

For purposes of this letter agreement, “Cause” shall mean: (i) willful and continued failure to perform your material duties with respect to the Company or it subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Company (the “Cure Period”); or (ii) the willful or intentional engaging by you in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, Constellation, LLC and their respective affiliates; or (iii) conviction of, or a plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude; or (iv) a material breach of your management stockholder’s or other agreements, if any, including, without limitation, engaging in any action in breach of the restrictive covenants as set forth above, which continues beyond the Cure Period (to the extent that, in the Board of Directors’ reasonable judgment, such breach can be cured).  In connection with any termination for Cause, you shall be given a statement of the specific reasons constituting the grounds for termination for Cause and shall have the right to appear before the Board of Directors to respond to allegations of any actions allegedly constituting “Cause” prior to any termination by the Board of Directors for Cause is effective.

For purposes of this letter agreement, “Good Reason” shall mean: (i) a reduction in your base salary or annual incentive compensation opportunity (other than a general reduction in base salary that affects all members of senior management in substantially the same proportions, provided that your base salary may not be reduced by more than 10%, and in no event shall the base salary be reduced to an amount less than 10% of the base salary on the date hereof); or (ii) a substantial reduction in your duties and responsibilities, or (iii) a transfer of your primary workplace by more than fifty (50) miles from the current workplace.

Except as expressly provided herein, the Agreement remains in full force and effect.  This letter agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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If the foregoing reflects your understanding, kindly sign and return a copy of this letter, whereupon it will constitute a binding agreement between us.

Sincerely,

PANAMSAT CORPORATION.

/s/
Name:
Title:

AGREED AND ACCEPTED
AS OF AUGUST 20, 2004

Michael J. Inglese

By:	/s/ Michael J. Inglese
Name: Michael J. Inglese